CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the use of our report dated August 8, 1996, except for Notes 6 and 13, as to which the date is August 23, 1996, with respect to the consolidated financial statements of AMSERV HEALTHCARE INC. included in this Current Report on Form 8-K of Star Multi Care Services, Inc. to be filed on or about April 25, 1997 and to the incorporation by reference into the Registration Statements on Form S-8 (Nos. 333-20865, 333-08499, 333-05177, 333-06063 and 33-59056) of Star
Multi Care Services, Inc.



                                                          /s/ Ernst & Young LLP
                                                          ERNST & YOUNG LLP


San Diego, California
April 24, 1997